NEWS RELEASE

Current Technology Reports Further Growth of Contract Values in Brazil

VANCOUVER, British Columbia – December 1, 2008 – Current Technology Corporation (OTCBB: CRTCF) today reported StarOne Telematica SA, the 51% controlled Brazilian subsidiary of Celevoke, Inc. (Celevoke) and the most recent entry into the fast growing Brazilian market for Telematics Solutions and Tracking Systems, during November 2008, has closed contracts for the provision of tracking services with a value of over 5,000,000 Brazilian Reals (approximately $2,169,000 USD). This represents a greater than 25% increase in contract value over the 4,000,000 Brazilian Reals estimated for the month of November as stated in our news release of November 17, 2008.

“Although we are still at a very early stage of development of the potentially dynamic Brazilian market, comparisons are starting to become meaningful,” stated Current Technology CEO Robert Kramer. “For the first three months of effective operations to September 30, 2008 StarOne closed contracts with a value of slightly less than 1 million Brazilian Reals. During October closed contracts were valued at just under 2 million Brazilian Reals, and in November the value of closed contracts was over 5 million Brazilian Reals. We are very encouraged by this emerging trend.”

Current Technology Director of Business Development and executive responsible for Brazilian operations Carl Ottersen said, “Once again, we believe this month’s results validate our strategy. With our supply chain agreement in place (as announced October 28, 2008) and plans for a major retail roll-out in the first quarter of next year being finalized, we fully expect to achieve operational break-even ahead of schedule and within 12 months of the effective start of operations. While we are mindful of the impact of the Christmas and summer holiday period during December and January in Brazil, we believe we are well positioned and look forward to a very successful 2009 and beyond.”

StarOne Telematica’s program 24 Horas™ (24 hours) ensures round-the-clock service and support for its Brazilian clients requiring active, real-time information about the location and status of their mobile assets. Principal customers include local bus operators, regional trucking companies and tertiary service providers.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 60% owned by Current Technology.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696